Exhibit 99.1

Phoenix Motor Announces Board Approval of $5 Million Share Repurchase Program

ANAHEIM, CA / ACCESSWIRE / March 25, 2025 / Phoenix Motor Inc. (NASDAQ:PEV), a leading manufacturer of heavy-duty transit buses and electrification solutions provider for medium-duty vehicles, today announced that its Board of Directors has authorized a share repurchase program under which the Company may repurchase up to $5 million of its outstanding common stock.

“We believe that our current share price does not fully reflect the underlying value and long-term prospects of Phoenix Motor,” said Denton Peng, CEO of Phoenix Motor. “This share repurchase program reaffirms our confidence in the business and our commitment to enhancing shareholder value while maintaining a disciplined approach to capital allocation.”

Under the repurchase program, Phoenix may buy back shares from time to time through open market purchases, privately negotiated transactions, or other means, in accordance with applicable securities laws. The timing and actual number of shares repurchased will depend on a variety of factors, including market conditions, share price, and corporate and regulatory considerations.

The program does not obligate the Company to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at the Company’s discretion.

About Phoenix Motor Inc.

Phoenix Motor, a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and manufactures heavy duty transit buses and medium and light duty commercial EVs. Phoenix operates two primary brands, “Phoenix”, which is focused on commercial products including heavy and medium duty EVs (transit buses, shuttle buses, school buses and delivery trucks, among others) and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. To learn more, please visit: phoenixev.ai.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s current expectations and speak only as of the date of this release. Actual results may differ materially from the Company’s current expectations depending upon a number of factors. These risk factors include, among others, those related to our ability to raise additional capital necessary to grow our business, operations and business and financial performance, our ability to grow demand for our products and revenue, our ability to become profitable, our ability to have access to an adequate supply of parts and materials and other critical components for our vehicles on the timeline we expect, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the “Risk Factors” section of the Company’s annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.